Exhibit 99.1 to Form 8-K

                  [Letterhead of A. P. Green Industries, Inc.]

FOR IMMEDIATE RELEASE                                   Tuesday, January 6, 1998

CONTACT:          Gary L. Roberts
                  Vice President, Chief Financial
                    Officer and Treasurer
                  (573) 473-3626

                  Morgen-Walke Associates:
                  June Filingeri, John Blackwell
                  Media Contact:  Stan Froelich
                  (212) 850-5600


                       A.P. GREEN INDUSTRIES, INC. ADOPTS
                            STOCKHOLDER RIGHTS PLAN

     Mexico, Missouri, January 6, 1998 - A.P. Green Industries, Inc. (NYSE: APK) announced today that its Board of Directors has adopted a Stockholder Rights Plan pursuant to which preferred stock purchase rights will be distributed as a dividend at the rate of one Right for each share of A.P. Green's outstanding Common Stock held as of the close of business on January 7, 1998. The Rights will replace existing preferred stock purchase rights which will expire on January 6, 1998.

     Each Right will entitle stockholders to buy one one-hundredth of a share of a newly designated Series B Junior Participating Preferred Stock of A.P. Green at an exercise price of $45.00, subject to certain adjustments. The Rights will generally be exercisable only if a person or group acquires beneficial ownership of 20% or more of A.P. Green's outstanding Common Stock (without the approval of the Board of Directors) or commences a tender or exchange offer upon consummation of which a person or group would beneficially own 20% or more of A.P. Green's outstanding Common Stock. In the event that a person or group does acquire beneficial ownership of 20% or more of A.P. Green's outstanding Common Stock, each Right will entitle its holders to purchase, in lieu of the Preferred Stock, at the Right's then-current exercise price shares of common stock of A.P. Green having a market value equal to twice the then-current exercise price of the Rights.

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In addition, if A.P. Green is involved in a merger or other business combination transaction with any person after which its Common Stock does not remain outstanding, or if A.P. Green sells 50% or more of its assets or earning power to any person, each Right will entitle its holder to purchase, in lieu of the Preferred Stock of A.P. Green, at the Right's then-current exercise price, shares of common stock of such other person having a market value equal to twice the then-current exercise price of the Rights.

     The Board of Directors may, under certain circumstances, redeem the Rights at $.001 per Right. The Rights will expire after ten years. Details of the Stockholders Rights Plan are outlined in a letter which will be mailed to all stockholders.

     Paul F. Hummer, Chairman of the Board, President and Chief Executive Officer of A.P. Green Industries, Inc., commented, "The Board's continuation of the Stockholder Rights Plan reflects its existing pledge to protect stockholders against coercive and abusive takeover tactics that might be used in an attempt to gain control of A.P. Green without paying all stockholders a fair price for their shares. It is not a response to any specific offer or threat to A.P. Green. The Stockholder Rights Plan is intended to encourage anyone attempting to acquire A.P. Green to first negotiate with the Board of Directors, and to thereby enable all of the Company's stockholders to realize the long-term value of their investment in A.P. Green."

     A.P. Green Industries, Inc., headquartered in Mexico, Missouri, mines, processes, manufactures and distributes specialty minerals and mineral-based products, including industrial lime products and refractories, in both the United States and international markets. The Company operates 23 plants in the United States, Canada, Mexico, the United Kingdom and Indonesia.






























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